Exhibit 3.3

ARTICLES OF DESIGNATION

of

PREFERRED VOTING STOCK

of

IPOWorld

Pursuant to Section 78.195 of the

Revised Statutes of the State of Nevada

IPOWorld, a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify that, pursuant to the authority conferred on its board of directors (the “Board of Directors”) by its articles of incorporation (the “Articles of Incorporation”), as amended, and in accordance with Section 78.195 of the Revised Statutes of the State of Nevada (“NRS”), the Board of Directors (or, as to certain matters allowed by law, a duly authorized committee thereof) adopted the following resolution establishing a series of 1,000,000 shares of Preferred Stock of the Corporation designated as “Preferred Voting Stock.”

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation (the “Corporation”) by the Articles of Incorporation, a series of Preferred Stock, $0.001 par value, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Preferred Stock

1. Designation and Amount. There shall be a series of Preferred Stock designated as “Preferred Voting Stock,” and the number of shares constituting such Series shall be 1,000,000. Such series is referred to herein as the “Preferred Stock.”

2. Stated Capital. The amount to be represented in stated capital at all times for each share of Preferred Stock shall be $0.001.

3. Rank. All shares of Preferred Voting Stock shall rank equal to the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), now or hereafter issued, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including the payment of dividends.

4. Dividends. No dividend shall be declared or paid on the Preferred Stock.

5. No Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the Preferred Voting Shares shall have equal priority on liquidation that of the other Common Stock. In other words, each Preferred Share, carries the same weight as a common share, at time of liquidation. Although each Voting Preferred Shares carries a weight of voting 50 common shares, at liquidation, each Voting Preferred Share carries the weight of one common shares. This will not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

6. Voting Rights. Except as otherwise required by law, each Preferred Voting Share shall have voting rights and shall carry a voting weight equal to fifty (50) Common Shares. Except as otherwise required by law or by these Articles, the holders of shares of Common Stock and Preferred Stock shall vote together.

7. No Redemption. The shares of Preferred Stock are not redeemable, unless approved by the Board of Directors and agreed upon by the Preferred Voting Shareholders.

8. Conversion Provisions. Each Preferred Voting Share cannot be converted into Common Shares, unless it is approved by the Board of Directors and agreed upon by the Preferred Voting Shareholders.

9. Outstanding Shares. For purposes of these Articles of Designation, all shares of Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Preferred Stock, all shares of Preferred Stock converted into Common Stock; and (ii) from the date of registration of transfer, all shares of Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

10. The Securities Act of 1933

(a) Securities Not Registered. The shares of Preferred Voting Stock have not been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.

(b) Restrictive Legends. Each share of Preferred Voting Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The securities represented hereby have not been registered under the Securities Act of 1933. Such securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.”

11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

IN WITNESS WHEREOF, IPOWorld has caused this certificate to be signed by its Chief Executive Officer, as of the 17th day of October, 2014.

IPOWorld

By: Edward Heckerson

Edward Heckerson

Principal Executive Officer